CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 25, 2017, relating to the financial statements and financial highlights which appears in the February 28, 2017 Annual Report on Form N-CSR of AMG Systematic Large Cap Value Fund and AMG Systematic Mid Cap Value Fund, two of the series constituting AMG Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 28, 2017